Exhibit 99.1

News Release

Contact: Mike Majors	•	3700 S. Stonebridge Drive	•	NYSE Symbol: TMK
972-569-3627		McKinney, Texas 75070

TORCHMARK CORPORATION REPORTS

SECOND QUARTER 2010 RESULTS

McKinney, TX, July 28, 2010—Torchmark Corporation (NYSE: TMK) reported today that for the quarter ended June 30, 2010, net income was $1.53 per share compared with $1.38 per share for the year-ago quarter. Net operating income for the quarter was $1.58 per share, a 3% per share increase compared with $1.53 per share for the year-ago quarter.

Reconciliations between net income and net operating income are shown in the Financial Summary below.

FINANCIAL SUMMARY

Net operating income, a non-GAAP financial measure, has long been consistently used by Torchmark’s management to evaluate the operating performance of the Company, and is a measure commonly used in the life insurance industry. It differs from net income primarily because it excludes certain non-operating items such as realized investment gains and losses and nonrecurring items which are included in net income. Management believes that an analysis of net operating income is important in understanding the profitability and operating trends of the Company’s business.

	Per Share Quarter Ended June 30,		% Chg.	Quarter Ended June 30,		% Chg.
	2010	2009		2010	2009

Insurance underwriting income*	$1.49	$1.45	3	$123.0	$119.8	3
Excess investment income*	0.97	0.92	5	80.1	76.2	5
Parent company expense	(0.03)	(0.03)		(2.6)	(2.6)
Income tax	(0.82)	(0.79)	4	(67.6)	(65.3)	4
Stock option expense, net of tax	(0.03)	(0.02)		(2.1)	(1.8)

Net operating income	$1.58	$1.53	3	$130.8	$126.2	4

Reconciling items, net of tax:
Realized losses on investments	(0.04)	(0.14)		(3.6)	(11.8)
Medicare Part D adjustment	(0.01)	0.00		(1.2)	(0.3)

Net income	$1.53	$1.38		$126.0	$114.1

Weighted average diluted shares outstanding (000)	82,603	82,735

*	See definitions in the discussions below and in the Torchmark 2009 SEC Form 10-K.

Note: Tables in this news release may not foot due to rounding.

INSURANCE OPERATIONS – comparing the second quarter 2010 with second quarter 2009:

Life insurance accounted for 74% of the Company’s insurance underwriting margin for the quarter and 63% of total premium revenue.

Health insurance, excluding Medicare Part D, accounted for 24% of Torchmark’s insurance underwriting margin for the quarter and 29% of total premium revenue. Medicare Part D accounted for 3% of insurance underwriting margin and 8% of total premium revenue.

Net sales of life insurance increased 4%, while health sales, excluding Part D, fell 23%.

Insurance Premium Revenue

	Insurance Premium Revenue (dollars in millions)
	Quarter Ended June 30, 2010	Quarter Ended June 30, 2009	% Change
Life insurance	$433.8	$415.0	5
Health insurance – excluding Medicare Part D	198.6	211.9	(6)
Health – Medicare Part D	52.9	45.5	16
Annuity	2.2	2.5	(12)

Total	$687.5	$674.9	2

Insurance Underwriting Income

Insurance underwriting margin is management’s measure of profitability of its life, health and annuity segments’ underwriting performance, and consists of premiums less policy obligations, commissions and other acquisition expenses.

Insurance underwriting income is the sum of the insurance underwriting margins of the life, health and annuity segments, plus other income, less insurance administrative expenses. It excludes the investment segment, parent company expense and income taxes.

	Insurance Underwriting Income (dollars in millions, except per share data)
	Quarter Ended June 30, 2010	% of Premium	Quarter Ended June 30, 2009	% of Premium	% Change
Insurance underwriting margins:
Life	$119.6	28	$110.6	27	8
Health	38.2	19	38.3	18	0
Health – Medicare Part D	5.1	10	4.8	11	7
Annuity	(1.0)		5.2

	162.0		158.9
Other income	1.0		0.7
Administrative expenses	(40.0)		(39.8)		0

Insurance underwriting income	$123.0		$119.8		3
Per share	$1.49		$1.45		3

Insurance Results by Distribution Channels

Total premium, underwriting margins, first-year collected premium and net sales by all distribution channels are shown at www.torchmarkcorp.com on the Investor Relations page at Financial Reports.

American Income Agency was Torchmark’s leading contributor to total underwriting margin; $54 million on premium revenue of $160 million. Life premiums of $140 million were up 12% and life insurance underwriting margin of $46 million was up 11%. As a percentage of life premium, life underwriting margin was 33%, same as the year-ago quarter, and the highest of the major life distribution channels at Torchmark. The producing agent count was 4,200, up 10% from a year ago, and unchanged during the quarter. Net life sales were $37 million, up 11%.

Direct Response was Torchmark’s second leading contributor to total underwriting margin; $40 million on premium revenue of $157 million. Life premiums of $143 million were up 6%, and the life underwriting margin of $37 million was up 12%. As a percentage of life premium, life underwriting margin was 26%, up from 25%. Net life sales were $37 million, up 9%.

LNL Agency (which now includes UA Branch Office Agency premiums and underwriting margin) was Torchmark’s third leading contributor to total underwriting margin; $26 million on premium revenue of $158 million. Life premiums of $74 million were down 2% and life underwriting margin of $14 million was down 4%. As a percentage of life premium, life underwriting margin was 19%, same as the year-ago quarter.

LNL Agency was Torchmark’s second leading contributor to health underwriting margin; $12 million on health premium of $84 million. Health underwriting margin as a percentage of premium was 15%, down from 16%.

Sales data and agent counts are still presented separately for the LNL and UA Branch Office Agencies. The LNL Agency producing agent count was 1,606, down 51% from a year ago, but up 5% during the quarter. Net life sales for the LNL Agency were $9 million, down 26% from a year ago, but up 7% during the quarter. UA Branch Office Agency producing agents fell to 646, down 45% from a year ago and down 7% during the quarter. Net health sales for UA Branch Office Agency were $2 million, down 56%.

UA Independent Agency was Torchmark’s leading contributor to health underwriting margin; $16 million on health premium of $81 million. Health underwriting margin as a percentage of premium was 19%, up from 17%. Net health sales were $6 million, up 4%.

Medicare Part D Prescription Drug Plan is distributed by Direct Response and the UA agencies. Second quarter premium revenue was $53 million, up 16%. Underwriting margin for the second quarter 2010 was $5 million, same as the year-ago quarter.

For GAAP reporting, Medicare Part D premiums are recognized evenly throughout the year when they become due, and benefit costs are recognized when the costs are incurred. Due to the design of the product, premiums are evenly distributed throughout the year, but benefit costs are much higher earlier in the year. As a result, under GAAP, benefit costs can exceed premiums in the first part of the year but be less than premiums during the remainder of the year. For net operating income purposes, Torchmark defers excess benefits incurred in earlier interim periods to later periods in order to more closely match the benefit cost with the associated revenue. For the full year, the total premiums and benefits will be the same under this alternative method as they are under GAAP. The Company reports this difference between GAAP and management’s non-GAAP disclosures, net of tax, as a reconciling item for the interim periods in the Financial Summary shown on page 1 of this release. A chart reconciling the Company’s non-GAAP financial presentation to a GAAP presentation may be viewed at www.torchmarkcorp.com on the Investor Relations page at Financial Reports.

Torchmark Annuities consist of variable and fixed annuity contracts. Underwriting loss from the annuity segment was $1 million compared to a $5 million gain for the year-ago quarter. The change is due primarily to the effects of fluctuations in the equity markets on variable annuity account values. The variable annuity business is Torchmark’s only business where margins are significantly impacted by changes in equity markets.

INVESTMENTS

Excess Investment Income – comparing the second quarter 2010 with the second quarter 2009:

Management uses excess investment income as the measure to evaluate the performance of the investment segment. It is net investment income reduced by required interest. Required interest includes interest on net policy liabilities and interest on debt.

	Quarter Ended June 30, (dollars in millions, except per share data)
	2010	2009	% Change

Net investment income	$181.6	$167.3	9

Required interest:
Interest credited on net policy liabilities	(82.7)	(76.3)	8
Interest on debt	(18.7)	(14.9)	26

Total required interest	(101.4)	(91.1)	11

Excess investment income	$80.1	$76.2	5
Per share	$0.97	$0.92	5

Net investment income was up 9%, while average invested assets increased 10%. Interest credited on net policy liabilities increased 8%, in line with the 8% increase in the related liabilities. Interest on debt increased 26% due to higher average long-term debt outstanding and a higher average interest rate resulting from the issuance of $300 million of long-term debt at the end of the second quarter of 2009.

Investment Portfolio

The composition of the investment portfolio at June 30, 2010 is as follows:

	Invested Assets (dollars in millions)
	$	% of Total
Fixed maturities (at amortized cost)	$10,746	94%
Equities	15	0%
Mortgage loans	15	0%
Investment real estate	2	0%
Policy loans	396	3%
Other long-term investments	27	0%
Short-term investments	254	2%

Total	$11,456	100%

Fixed maturities at amortized cost by asset class are as follows:

	Fixed Maturities (dollars in millions)
	Investment Grade	Below Investment Grade	Total

Corporate bonds	$7,536	$400	$7,936
Redeemable preferred stock*:
U.S.	980	346	1,327
Foreign	85	31	115
Municipal	1,162	0	1,162
Government-sponsored enterprises	56	0	56
Government and agencies	41	0	41
Collateralized debt obligations	0	55	55
Residential mortgage-backed securities	19	0	19
Other asset-backed securities	37	0	37

Total	$9,915	$832	$10,746

*	Torchmark’s redeemable preferred stock portfolio includes only $5 million of perpetual preferreds.

The market value of Torchmark’s fixed maturity portfolio was $10.9 billion; $178 million higher than amortized cost of $10.7 billion. The $178 million net unrealized gain compares to net unrealized losses of $173 million at March 31, 2010, and $1.4 billion a year ago.

The investment portfolio contains no commercial mortgage-backed securities or securities backed by sub-prime mortgages. Torchmark has no counterparty risk as it is not a party to any credit default swaps or other derivatives contracts and does not participate in securities lending.

At amortized cost, 92% of fixed maturities (94% at market value) were rated “investment grade.”

The fixed maturity portfolio earned an annual effective yield of 6.75% during the second quarter of 2010, compared to 6.97% in the year-ago quarter. The decrease is due primarily to the portfolio restructuring that took place in the third quarter of 2009 and lower new money yields.

Acquisitions of fixed maturity investments during the quarter totaled $377 million at cost. Comparable information for acquisitions of fixed maturity investments is as follows:

	Quarter Ended June 30,
	2010	2009
Average annual effective yield	6.3%	7.0%
Average rating	BBB+	A-
Average life (in years) to:
First call	24.6	17.1
Maturity	26.7	17.6

Realized Capital Losses on Investments – during the quarter ended June 30, 2010:

Torchmark had a net capital loss of $5.5 million ($3.6 million after tax) resulting from dispositions and extinguishment of debt during the quarter ended June 30, 2010. Year-to-date, the Company had net capital gains of $2.3 million ($1.5 million after tax).

SHARE REPURCHASE – during the quarter ended June 30, 2010:

During the quarter, the Company repurchased 1.2 million shares of Torchmark Corporation common stock at a total cost of $63.2 million at an average price per share of $51.86. Subsequent to the end of the second quarter, the Company repurchased 675,000 shares at a total cost of $33.1 million at an average price per share of $48.96.

LIQUIDITY/CAPITAL:

Torchmark’s operations consist primarily of writing basic protection life and supplemental health insurance policies which generate strong and stable cash flows. Less than 1% of revenue arises from asset accumulation products where margins are significantly impacted by changes in the equity markets. Capital at the insurance companies continues to be more than sufficient to support current operations. In addition, the parent company held $300 million liquid assets of cash at June 30, 2010.

EARNINGS GUIDANCE FOR THE YEAR ENDING DECEMBER 31, 2010:

Torchmark projects that for the year ending December 31, 2010, net operating income per share will range from $6.25 to $6.30 assuming no further share repurchases other than those mentioned above.

OTHER FINANCIAL INFORMATION:

More detailed financial information including various GAAP and Non-GAAP ratios and financial measurements are located at www.torchmarkcorp.com on the Investor Relations page under “Financial Reports and Other Financial Information.”

CAUTION REGARDING FORWARD-LOOKING STATEMENTS:

This press release may contain forward-looking statements within the meaning of the federal securities laws. These prospective statements reflect management’s current expectations, but are not guarantees of future performance. Accordingly, please refer to Torchmark’s cautionary statement regarding forward-looking statements, and the business environment in which the Company operates, contained in the Company’s Form 10-K for the year ended December 31, 2009, and any subsequent Forms 10-Q on file with the Securities and Exchange Commission and on the Company’s website at www.torchmarkcorp.com on the Investor Relations page. Torchmark specifically disclaims any obligation to update or revise any forward-looking statement because of new information, future developments or otherwise.

EARNINGS RELEASE CONFERENCE CALL WEBCAST:

Torchmark will provide a live audio webcast of its second quarter 2010 earnings release conference call with financial analysts at 12:00 p.m. (Eastern) tomorrow, July 29, 2010. Access to the live webcast and replay will be available at www.torchmarkcorp.com on the Investor Relations page, at the Conference Calls on the Web icon. Immediately following this press release, supplemental financial reports will be available before the conference call on the Investor Relations page menu of the Torchmark website at “Financial Reports and Other Financial Information.”

For additional information contact:	Mike Majors
Vice President, Investor Relations
Torchmark Corporation
3700 South Stonebridge Dr.
P. O. Box 8080
McKinney, Texas 75070-8080
Phone: 972/569-3627
tmkir@torchmarkcorp.com
Website: www.torchmarkcorp.com